UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 14, 2018

COLORSTARS GROUP

(Exact name of registrant as specified in its charter)

NEVADA	000-54107	06-1766282
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

10F, No. 566 Jung Jeng Rd. Sindian City,
New Taipei City 231, Taiwan, R.O.C

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 336-6161

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ms. Chiu Mei-Ying resigned as a Director and the Secretary of ColorStars Group (the “Company”) on February 14, 2018. Her resignations were not the result of any disagreements with the Company.

Effective February 21, 2018, the remaining two directors on the Board of Directors of the Company appointed Mr. Wilson Chen to the Board of Directors to fill the vacancy created by the resignation of Ms. Chiu Mei-Ying. Mr. Wilson Chen, age 44, serves on the Company’s Board of Directors commencing on February 21, 2018. Mr. Chen is the founder and owner of YuSen Int’l Co., Ltd, an import & export and distribution company of kitchen equipment. Mr. Chen is also the co-founder of Wilson Int’l Holding Company. Mr. Chen has worked as the Sr. manager of business development & strategic planning for Xpress Holding (Singapore company) from Jan. 2007 to Dec. 2010. Mr. Chen was the founder and owner of European Imports & Performance (US company) from Dec. 2005 to Oct. 2006. Mr. Chen worked as the associated Asia Pacific business manager for IDEXX, Taiwan (US company) from Jan. 2003 to Mar. 2004 and the sales executive of greater China for Rhodia, Taiwan (French company) from Jan. 1998 to Dec. 2002. Prior to that, Mr. Chen had held various sales positions in Bridgewood Textile, Taiwan, and DaiShong America, USA companies. Mr. Chen graduated from University of Southern California with a Bachelor’s degree of Science, majoring in Economics in 1995 and a Bachelor’s degree of Arts majoring in Architecture from University of Cal Poly Pomona in 1993.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLORSTARS GROUP

Date: February 26, 2018	By:	/s/ Wei-Rur Chen
Wei-Rur Chen Chief Executive Officer